Exhibit 99.2
EDGE PETROLEUM CORPORATION
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2009	2008
	(Unaudited)
	(in thousands, except share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$13,449	$8,475
Accounts receivable, trade, net of allowance	8,749	14,548
Accounts receivable, joint interest owners and other, net of allowance	850	5,689
Derivative financial instruments	5,651	15,407
Other current assets	2,790	4,591

Total current assets	31,489	48,710

PROPERTY AND EQUIPMENT, net – full cost method of accounting for oil and natural gas properties (including unevaluated costs of $24.4 million and $16.4 million at September 30, 2009 and December 31, 2008, respectively)	215,467	307,059

OTHER ASSETS	613	1,828

TOTAL ASSETS	$247,569	$357,597

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable, trade	$387	$3,086
Accrued liabilities	7,330	8,779
Current portion of delivery commitment	1,987	—
Accrued interest payable	1,100	579
Current portion of debt	226,500	239,000
Asset retirement obligation	558	547

Total current liabilities	237,862	251,991

ASSET RETIREMENT OBLIGATION – long-term	6,274	6,011

OTHER NON-CURRENT LIABILITIES	102	102

DELIVERY COMMITMENT	—	2,005

Total liabilities	244,238	260,109

COMMITMENTS AND CONTINGENCIES (Note 13)

STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value; 5,000,000 shares authorized; 2,875,000 issued and outstanding at September 30, 2009 and December 31, 2008	29	29
Common stock, $0.01 par value; 60,000,000 shares authorized; 28,905,613, and 28,833,546 shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively	289	288
Additional paid-in capital	424,508	423,951
Retained deficit	(421,495)	(326,780)

Total stockholders’ equity	3,331	97,488

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$247,569	$357,597

See accompanying notes to consolidated financial statements.

EDGE PETROLEUM CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(in thousands, except per share amounts)
OIL AND NATURAL GAS REVENUE:
Oil and natural gas sales	$10,125	$43,136	$34,797	$139,212
Gain (loss) on derivatives	1,011	63,505	12,188	(22,452)

Total revenue	11,136	106,641	46,985	116,760

OPERATING EXPENSES:
Oil and natural gas operating expenses	3,171	4,039	10,820	12,452
Severance and ad valorem taxes	324	2,654	2,672	8,136
Depletion, depreciation, amortization and accretion	6,720	21,874	24,348	70,767
Impairment of oil and natural gas properties	—	129,520	78,254	129,520
General and administrative expenses	5,152	6,380	14,666	15,592

Total operating expenses	15,367	164,467	130,760	236,467

OPERATING LOSS	(4,231)	(57,826)	(83,775)	(119,707)

OTHER INCOME AND EXPENSE:
Other income	5	156	17	257
Interest expense, net of amounts capitalized	(3,016)	(2,815)	(8,328)	(9,323)
Amortization of deferred loan costs	—	(239)	(1,465)	(717)
Reorganization expenses	(1,122)	—	(1,122)	—

LOSS BEFORE INCOME TAXES	(8,364)	(60,724)	(94,673)	(129,490)

INCOME TAX BENEFIT (EXPENSE)	(42)	20,714	(42)	45,478

NET LOSS	(8,406)	(40,010)	(94,715)	(84,012)
Preferred Stock Dividends	—	(2,066)	—	(6,199)

NET LOSS TO COMMON STOCKHOLDERS	$(8,406)	$(42,076)	$(94,715)	$(90,211)

BASIC LOSS PER SHARE	$(0.36)	$(1.47)	$(3.50)	$(3.15)

DILUTED LOSS PER SHARE	$(0.36)	$(1.47)	$(3.50)	$(3.15)

BASIC WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	28,873	28,690	28,860	28,636

DILUTED WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	28,873	28,690	28,860	28,636

See accompanying notes to consolidated financial statements.

EDGE PETROLEUM CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended September 30,
	2009	2008
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(94,715)	$(84,012)
Adjustments to reconcile net loss to net cash provided by operating activities:
Unrealized (gain) loss on the fair value of derivatives	9,756	(8,402)
Loss on property	—	34
Deferred income taxes	—	(45,491)
Depletion, depreciation, amortization and accretion	24,348	70,767
Impairment of oil and natural gas properties	78,254	129,520
Gain on ARO settlement	—	(83)
Amortization of deferred loan costs	1,465	717
Bad debt expense	263	90
Share based compensation costs	558	2,371
Changes in assets and liabilities:
Decrease in accounts receivable, trade	5,696	1,555
Decrease in accounts receivable, joint interest owners	4,679	6,432
Decrease in other assets	388	244
Increase (decrease) in accounts payable, trade	(2,699)	1,173
Increase (decrease) in accrued liabilities	(2,121)	2,647
Decrease in other liabilities	(18)	—
Increase (decrease) in accrued interest payable	521	(355)

Net cash provided by operating activities	26,375	77,207

CASH FLOWS FROM INVESTING ACTIVITIES:
Oil and natural gas property and equipment additions	(11,064)	(50,515)
Decrease in drilling advances	1,163	798
Proceeds from the sale of oil and natural gas properties	328	19,173
Overhedge derivative settlements	672	(10,905)

Net cash used in investing activities	(8,901)	(41,449)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of debt	(12,500)	(21,000)
Preferred stock dividends paid	—	(6,199)

Net cash used in financing activities	(12,500)	(27,199)

NET INCREASE IN CASH AND CASH EQUIVALENTS	4,974	8,559

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	8,475	7,163

CASH AND CASH EQUIVALENTS, END OF PERIOD	$13,449	$15,722

See accompanying notes to consolidated financial statements.

EDGE PETROLEUM CORPORATION
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (Unaudited)

					Additional		Total
	Preferred Stock		Common Stock		Paid-In	Retained	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
					(in thousands)
BALANCE, DECEMBER 31, 2008	2,875	$29	28,833	$288	$423,951	$(326,780)	$97,488
Issuance of common stock	—	—	72	1	(1)	—	—
Share-based compensation costs	—	—	—	—	558	—	558
Net loss	—	—	—	—	—	(94,715)	(94,715)

BALANCE, SEPTEMBER 30, 2009	2,875	$29	28,905	$289	$424,508	$(421,495)	$3,331

See accompanying notes to consolidated financial statements.

EDGE PETROLEUM CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
1. ORGANIZATION AND BASIS FOR PRESENTATION
     The financial statements included herein have been prepared by Edge Petroleum Corporation, a Delaware corporation (“we”, “our”, “us” or the “Company”), without audit pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”), and reflect all adjustments which are, in the opinion of management, necessary to present a fair statement of the results for the interim periods on a basis consistent with the annual audited consolidated financial statements. All such adjustments are of a normal recurring nature, except for the impairment of the Company’s oil and natural gas properties, as discussed below. The results of operations for the interim periods are not necessarily indicative of the results to be expected for an entire year. Certain information, accounting policies and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. These financial statements should be read in conjunction with our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.
     Going Concern – In light of the deficiency in the Company’s Revolving Facility, debt covenant violations, stock price decline, negative working capital, continued net losses and the Chapter 11 Cases (defined below) filed subsequent to September 30, 2009, there is substantial doubt as to the Company’s ability to continue as a going concern for a period longer than the next twelve months. Additionally, our independent auditors included an explanatory paragraph in their report on our consolidated financial statements in our Form 10-K for the year ended December 31, 2008 that raises substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon the outcome of the Chapter 11 Cases and the Company does not expect to continue as a going concern at the conclusion of the Chapter 11 Cases.
     The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which implies that the Company will continue to meet its obligations and continue its operations for the next twelve months. Realization values may be substantially different from carrying values as shown, and these consolidated financial statements do not include any adjustments relating to the recoverability or classification of recorded asset amounts or the amount and classification of liabilities that might be necessary as a result of this uncertainty.
     Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 852 Reorganizations, which is applicable to companies in reorganization proceedings under Chapter 11, generally does not change the manner in which financial statements are prepared. However, it does require that the financial statements for periods subsequent to the filing of the Chapter 11 petition distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Accordingly, due to the Chapter 11 Cases (defined below) filed on October 1, 2009, revenues, expenses (including professional fees), realized gains and losses, and provisions for losses that can be directly associated with the reorganization and restructuring of the business must be reported separately as reorganization items in the consolidated statements of operations beginning in the quarter ending December 31, 2009. The consolidated balance sheet must distinguish pre-petition liabilities subject to compromise from both those pre-petition liabilities that are not subject to compromise and from post-petition liabilities. Liabilities that may be affected by the plan must be reported at the amounts expected to be allowed, even if they may be settled for lesser amounts. In addition, cash provided by reorganization items must be disclosed separately in the consolidated statement of cash flows. The Company adopted ASC 852 effective on October 1, 2009 and will segregate those items as outlined above for all reporting periods subsequent to such date.

2. RECENT DEVELOPMENTS
     Financial and Strategic Alternatives Process — In late 2007, the Company announced the hiring of a financial advisor to assist its Board of Directors with an assessment of strategic alternatives. The credit crisis and related turmoil in the global financial system and economic recession in the U.S. during the fourth quarter of 2008, along with declines in commodity prices and our stock prices, created a challenging environment for the successful completion of our proposed merger with Chaparral Energy, Inc. (“Chaparral”), a privately held company. On December 17, 2008, the Company announced the termination of the Chaparral merger agreement after both the Company and Chaparral determined it was highly unlikely that the conditions to the closing of the proposed merger would be satisfied or that Chaparral would be able to obtain sufficient debt and equity financing to allow them to complete the proposed merger and operate as a combined company, particularly in light of the challenging environment in the financial markets and the energy industry. The Company continued undertaking the evaluation and assessment of various financial and strategic alternatives throughout 2009 in order to address its liquidity issues and the impending maturity of the Company’s Fourth Amended and Restated Credit Agreement, as amended (the “Revolving Facility”) (see Note 4). In connection with this process, the Company also retained a new investment banking firm early in 2009 to assist further in the evaluation of its financial and strategic alternatives. On August 31, 2009, and after a series of other amendments extending the maturity date, the Company entered into Amendment No. 9 (“Amendment No. 9”) to its Revolving Facility, which changed the maturity date of the Revolving Facility from August 31, 2009 to September 30, 2009.
     On September 30, 2009, the Company and its subsidiaries, Edge Petroleum Exploration Company (“EPEX”), Miller Exploration Company (“Miller”), Edge Petroleum Operating Company, Inc. (“EPOC”), Edge Petroleum Production Company (“EPPC”) and Miller Oil Corporation (“Miller Oil” and, together with EPEX, Miller, EPOC and EPPC, the “Subsidiaries” and, together with the Company, the “Debtors”) entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with PGP Gas Supply Pool No. 3 LLC (the “Proposed Purchaser”) pursuant to which the Proposed Purchaser will acquire all of the equity interests of each of the reorganized Subsidiaries (together, the “Equity Interests”). The Purchase Agreement contained certain covenants by the Debtors, including, among others, the agreement by each Debtor to file the Chapter 11 Cases (defined below) within five (5) business days of the date of signing of the Purchase Agreement (such bankruptcy filing date, the “Filing Date”).
     Pursuant to the Purchase Agreement, the effective date for the sale of the Equity Interests of the reorganized Subsidiaries is June 30, 2009. The Purchase Price for the Equity Interests to be conveyed pursuant to the Purchase Agreement is $191 million, subject to adjustment for, among other things, a downward adjustment related to certain changes in the NYMEX Strip Price over the five year period from January 1, 2010 through December 31, 2014 (the “Gas Pricing Downward Adjustment”). The Gas Pricing Downward Adjustment is capped at approximately $23.9 million. In addition to the Gas Pricing Downward Adjustment, the Purchase Price is subject to further adjustments, as provided in the Purchase Agreement, including, among others, adjustments relating to (i) costs and expenses incurred by the Debtors in connection with the maintenance of the Debtors’ properties before and after the effective date, (ii) changes in the value of certain of the Company’s hedging contracts in the event of their early termination prior to the closing, (iii) gas imbalance volumes, (iv) environmental conditions, if any, (v) title defects and benefits, if any, (vi) taxes, (vii) proceeds of production before and after the effective date, (viii) unsold inventory as of the effective date, and (ix) prepaid items. The proceeds from the sale of the Equity Interests will be used to substantially reduce the Company’s indebtedness under the Revolving Facility. The Company currently has approximately $226.5 million of outstanding principal under its Revolving Facility which is substantially in excess of the proceeds expected to be received pursuant to the Purchase Agreement.
     The Purchase Agreement also provides for (i) a break-up fee (the “Break-Up Fee”) of $6 million together with an expense reimbursement (the “Expense Reimbursement”) of up to $500,000 to the Proposed Purchaser under certain circumstances if the transaction is not ultimately consummated with the Proposed Purchaser, (ii) a deposit by the Proposed Purchaser of $8 million and (iii) a liquidated damages provision which generally provides for a limitation on damages in the amount of $8 million that may be claimed by the Company in the event of a breach by the Proposed Purchaser of certain of the terms and conditions of the Purchase Agreement (including certain breaches by the Proposed Purchaser which may result in the transactions contemplated by the Purchase Agreement not being consummated). The Proposed Purchaser may terminate the Purchase Agreement under certain circumstances, including if (i) the Bankruptcy Court (defined below) has not confirmed the joint plan of reorganization (the “Plan”) by the Filing Date plus one hundred five (105) days, (ii) the Bankruptcy Court denies the motion for entry of the bidding procedures order, fails to approve the Break-Up Fee or the Expense Reimbursement, or fails to enter the bidding procedures order by the Filing Date plus thirty (30) days (which conditions were each satisfied on October 5, 2009), (iii) the Company has breached any representation, warranty or covenant in the Purchase Agreement in any material respect and such breach results in a material adverse effect and the Company has failed to cure such breach within a reasonable time period after receiving written notice from the Proposed Purchaser of such breach, (iv) the Chapter 11 Cases have been converted to cases under Chapter 7 of the Bankruptcy Code (defined below), (v) the Chapter 11 Cases have been dismissed, (vi) a trustee or examiner with managerial powers is appointed, other than at the request of the Proposed Purchaser, under Bankruptcy Code Section 1104 and such trustee or examiner takes any action to interfere with or impair the transactions contemplated by the Purchase Agreement, (vii) the Company enters into an alternative transaction to the Purchase Agreement, (viii) the Company takes affirmative steps to effect an alternative transaction (except as otherwise provided in the bidding procedures order), or (ix) any event, circumstance, condition, fact, effect or other matter has occurred or exists which would, or would be reasonably likely to, give rise to the failure of any of the conditions precedent to the obligations of the Proposed Purchaser and cannot be cured within five (5) business days prior to closing. Consummation of the transactions contemplated by the Purchase Agreement is subject to higher and better offers received in a Bankruptcy Court-supervised auction, approval of the Bankruptcy Court and other customary closing conditions. The Company can terminate the Purchase Agreement under certain circumstances, including if the Proposed Purchaser has breached any representation, warranty or covenant in any material respect and the Proposed Purchaser has failed to cure such breach within five (5) business days after receiving written notice from the Company of such breach. The Company and the Proposed Purchaser can each terminate the Purchase Agreement under certain circumstances if the closing has not occurred on or before the 11th day after entry of the confirmation order in the Chapter 11 Cases and also if certain of the purchase price adjustments relating generally to title defects, title benefits, environmental matters, retained properties and casualty losses exceed a downward adjustment of greater than twenty percent (20%) of the Purchase Price.
     Chapter 11 Cases - On October 1, 2009, the Debtors filed voluntary petitions (the “Chapter 11 Cases”) for reorganization relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101 et. seq., as amended (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division (the “Bankruptcy Court”). The Chapter 11 Cases are being jointly administered under the caption “In re: Edge Petroleum Corporation, et al.,” Case No. 09-20644(RSS). The Debtors remain in possession of their assets, and will continue to manage and operate their businesses and properties as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with Bankruptcy Code Sections 1107 and 1108 and other applicable provisions of the Bankruptcy Code, which require, among other things, Bankruptcy Court approval of certain matters outside the ordinary course of business. During the bankruptcy process, the Company, with the consent of the Pre-petition Lender, has received Bankruptcy Court authority to use cash flow from operations to provide working capital and financial resources necessary to allow business operations to continue as normal, including meeting obligations to employees and certain vendors, customers and others.
     While no trustee, examiner, or official committee has been appointed, there can be no assurance that the Debtors will remain in possession of their assets and control of their businesses as debtors-in-possession and that a trustee will not be appointed to operate the businesses of the Debtors. The Debtors’ current business relationships and arrangements, and the Debtors’ ability to negotiate future business arrangements may be adversely affected by the filing of the Chapter 11 Cases.
     On the Filing Date, the Company filed motions for an order granting authority to sell the Equity Interests, establishing bidding and auction procedures pursuant to Bankruptcy Code Sections 105, 363, 365 and 1123(b), designating the Proposed Purchaser as the “stalking horse bidder”, approving the Break-Up Fee and the Expense Reimbursement and setting a hearing date to approve the sale of the Equity Interests. After entry of the bid procedures order approving the bidding and auction process for all of the Equity Interests, or substantially all of the Debtors’ assets, the Debtors intend to engage in an auction process with any and all interested parties. The Company intends to request the Bankruptcy Court to approve the sale to the highest and best bid at the auction.
     The Company has filed the Plan, which is subject to confirmation by the Bankruptcy Court and the approval of at least one of the impaired classes. The Company expects the Bankruptcy Court to enter a ruling on the Plan in early December 2009. There can be no assurance that the Plan will be acceptable to the Company’s creditors or confirmed by the Bankruptcy Court, or that the Disclosure Statement (defined below) will be approved by the Bankruptcy Court. Accordingly, all information contained in the Plan and the Disclosure Statement is subject to change, whether as a result of amendments or supplements thereto, actions of third parties or otherwise.
     Plan Support and Lock-Up Agreement - In order to expedite the restructuring and reorganization of the Debtors as contemplated in the Purchase Agreement, the Company and the lenders to the Company’s Revolving Facility (the “Supporting Lenders”) who hold at least two-thirds of the outstanding principal amount pursuant to the Revolving Facility and who constitute more than one-half of the number of lenders under the Revolving Facility entered into a Plan Support and Lock-Up Agreement (the “Plan Support Agreement”) dated as of September 30, 2009 which contains as exhibits a draft of the Plan and a draft of the disclosure statement (the “Disclosure Statement”). The Plan Support Agreement requires the Supporting Lenders to (i) vote in favor of and support the Plan, (ii) vote against and not support any restructuring or reorganization that is not consistent with the Plan, and (iii) not (a) seek, solicit, support or encourage any other restructuring plan, (b) object to the Disclosure Statement or the solicitation of votes for the Plan or support any objection by any third party, or (c) take any action that is inconsistent with, or that would materially delay or obstruct the proposed solicitation, confirmation or consummation of, the Plan.
     Under the Plan Support Agreement, the Debtors agreed, among other things, to use reasonable commercial efforts to (i) file the Plan and Disclosure Statement no later than five (5) days after the Filing Date, (ii) obtain Bankruptcy Court approval of the Disclosure Statement no later than forty-five (45) days after the Filing Date, (iii) obtain confirmation of the Plan by the Bankruptcy Court within ninety (90) days of the Filing Date, and (iv) consummate the Purchase Agreement or another agreement entered into pursuant to the bidding procedures order within (11) days of confirmation of the Plan, and not take any action that is materially inconsistent with, or that would materially delay consummation of, either the restructuring of the Debtors or the effectiveness of the Plan.
     The support of the Supporting Lenders under the Plan Support Agreement will terminate under certain circumstances, including among others, if (i) the sum of certain proposed adjustments to the Purchase Price with respect to title defects, environmental matters, retained properties and casualty losses exceeds $5 million, (ii) the sum of certain allowed administrative and priority claims exceeds the specified reserve for administrative and priority claims, (iii) the Debtors file a plan of reorganization that is different from the Plan or shall modify or amend the Plan in any material respect without the written consent of the Administrative Agent, (iv) the Bankruptcy Court enters a cash collateral order or budget without the written consent of the required lenders that is materially different from those agreed upon by the Supporting Lenders and the Debtors, (v) the Plan shall not have been confirmed by the Bankruptcy Court in accordance with its terms within one hundred and five (105) days of the Filing Date, (vi) the Company shall withdraw or revoke the Plan or shall publicly announce its intention not to pursue confirmation of the Plan, (vii) a trustee shall have been appointed in any of the Chapter 11 Cases, any of the Chapter 11 Cases shall have been converted to cases under Chapter 7 of the Bankruptcy Code or any of the Chapter 11 Cases shall have been dismissed by order of the Bankruptcy Court, or (viii) the Plan shall not have been substantially consummated in accordance with its terms within one hundred twenty (120) days of the Filing Date.
     NASDAQ Actions - On September 16, 2009, the Company received notice (the “Common Notice”) from The Nasdaq Stock Market (the “NASDAQ”) that the minimum bid price of the Company’s common stock was below $1.00 per share for 30 consecutive business days and that the Company was therefore not in compliance with the minimum bid price rule for continued listing set forth in Nasdaq Marketplace Rule 5450(a)(1).

     On October 2, 2009, the Company received notice (the “Notice”) from the NASDAQ that the Company’s common stock and 5.75% series A cumulative convertible perpetual preferred stock (the “Convertible Preferred Stock”) would be suspended from trading on the NASDAQ at the opening of business on October 13, 2009 pursuant to the NASDAQ’s Listing Rules 5100, 5110(b) and IM-5100-1, and that a Form 25-NSE would be filed with the SEC, which would remove the Company’s securities from listing and registration on the NASDAQ. According to the Notice, the determination to delist the Company’s securities was based on (i) the announcement by the Company on October 2, 2009 that it and each of its subsidiaries have filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code and the associated public interest concerns raised by such bankruptcy petitions; (ii) concerns regarding the residual equity interest of the existing listed securities holders; and (iii) concerns about the Company’s ability to sustain compliance with all requirements for continued listing on the NASDAQ.
     The Company decided not to appeal the NASDAQ’s determination to a Hearings Panel, pursuant to the procedures set forth in the NASDAQ’s Listing Rule 5800 Series and the Company did not take any further action to appeal the NASDAQ’s decision, and therefore the Company’s securities were suspended from trading on October 13, 2009 and are expected to be delisted in November 2009.
3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     Codification - On June 3, 2009, the Financial Accounting Standards Board (“FASB”) approved the FASB Accounting Standards Codification (“Codification”) as the single source of generally accepted accounting principles in the United States of America (“GAAP”). On June 29, 2009, the FASB issued ASC105-10, Generally Accepted Accounting Principles. FASB ASC 105-10 establishes the Codification to become the source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The Codification supersedes all existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification become non-authoritative. Following FASB ASC 105-10, the FASB will not issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts. Rather, the FASB will issue Accounting Standards Updates, which will serve only to: (a) update the Codification; (b) provide background information about such guidance; and (c) provide the bases for conclusions on the change(s) in the Codification. The content of the Codification carries the same level of authority as such FASB Accounting Standards Updates. The GAAP hierarchy will be modified to include only two levels of GAAP: authoritative and non-authoritative. FASB ASC 105-10 and the Codification are effective for financial statements issued for interim and annual periods ending after September 15, 2009, which means that a calendar year-end public entity should follow the guidelines in the Codification beginning with its third quarter starting on July 1, 2009. The Company adopted the Codification on July 1, 2009. Since the Codification did not alter existing GAAP, it did not have an impact on our Consolidated Financial Statements. All references to pre-codified GAAP have been removed from this Form 10-Q and replaced with the Codification references.
     Oil and Natural Gas Properties - Investments in oil and natural gas properties are accounted for using the full-cost method of accounting. The accounting for our business is subject to special accounting rules that are unique to the oil and natural gas industry. There are two allowable methods of accounting for oil and natural gas business activities: the successful-efforts method and the full-cost method. There are several significant differences between these methods. Among these differences is that, under the successful-efforts method, costs such as geological and geophysical (“G&G”), exploratory dry holes and delay rentals are expensed as incurred whereas under the full-cost method these types of charges are capitalized to their respective full-cost pool. In accordance with the full-cost method of accounting, all costs associated with the exploration, development and acquisition of oil and natural gas properties, including salaries, benefits and other internal costs directly attributable to these activities are capitalized within a cost center. The Company’s oil and natural gas properties are located within the United States of America, which constitutes one cost center. The Company also capitalizes a portion of interest expense on borrowed funds.
     In the measurement of impairment of oil and natural gas properties, the successful-efforts method follows the guidance provided in FASB ASC 932-360-35-8, Impairment, where the first measurement for impairment is to compare the net book value of the related asset to its undiscounted future cash flows using commodity prices consistent with management expectations. The full-cost method follows guidance provided in FASB ASC 932-10-S99-1, Extractive Activities – Oil and Gas – SEC Materials, (also SEC Regulation S-X Rule 4-10), where impairment is determined by the “ceiling test,” whereby to the extent that such capitalized costs subject to amortization in the full-cost pool (net of accumulated depletion, depreciation and amortization, prior impairments, and related tax effects) exceed the present value (using a 10% discount rate) of estimated future net after-tax cash flows from proved oil and natural gas reserves, such excess costs are charged to expense. Once incurred, an impairment of oil and natural gas properties is not reversible at a later date. A ceiling test impairment could result in a significant loss for a reporting period; however, future depletion expense would be correspondingly reduced. Impairment of oil and natural gas properties is assessed on a quarterly basis in conjunction with the Company’s quarterly and annual SEC filings. The Company recorded a net non-cash ceiling test impairment of $78.3 million during the quarter ended March 31, 2009 as a result of further declines in commodity prices since December 31, 2008. No ceiling test impairment was required during the quarter ended September 30, 2009. At September 30, 2008 the Company recorded a net non-cash ceiling test impairment of $129.5 million ($84.2 million, net of tax), which was the result of declines in commodity prices and negative revisions in our proved reserve quantities at year-end 2007 and during 2008.
     In accordance with FASB ASC 932-10-S99-2, Extractive Activities – Oil and Gas – SEC Materials, derivative instruments qualifying as cash flow hedges are to be included in the computation of limitation on capitalized costs. Since January 1, 2006, the Company has not applied cash flow hedge accounting to any derivative contracts (see Note 10), therefore the ceiling tests at September 30, 2009 and 2008 were not impacted by the value of our derivatives.
     Oil and natural gas properties are amortized based on a unit-of-production method using estimates of proved reserve quantities. Oil and natural gas liquids (“NGL”) are converted to a gas equivalent basis (“Mcfe”) at the rate of one barrel equals six Mcf. In accordance with FASB ASC 932-10-S99-2, Extractive Activities – Oil and Gas – SEC Materials, the amortizable base includes estimated future development and dismantlement costs, and restoration and abandonment costs, net of estimated salvage values. Investments in unproved properties are not amortized until proved reserves associated with the prospects can be determined or until impairment occurs. Unproved properties are evaluated quarterly, and as needed, for impairment on a property-by-property basis. If the results of an assessment indicate that an unproved property is impaired, the amount of impairment is added to the proved oil and natural gas property costs to be amortized. Costs excluded from amortization related to unproved properties were $24.4 million and $16.4 million at September 30, 2009 and December 31, 2008, respectively.
     Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves.
     Financial Instruments – The Company adopted the provisions of FASB ASC 825-10-65, Financial Instruments – Transition and Open Effective Date Information, effective April 1, 2009. FASB ASC 825-10-65 requires disclosures about fair value of financial instruments for publicly traded companies for interim periods. Historically, these disclosures were only required annually. The interim disclosures are intended to provide financial statement users with more timely and transparent information about the effects of current market conditions on an entity’s financial instruments that are not otherwise reported at fair value. The Company’s financial instruments consist of cash, receivables, payables, debt and oil and natural gas commodity derivatives. The carrying amount of cash, receivables and payables approximates fair value because of the short-term nature of these items. Derivative instruments are reflected at fair value based on quotes obtained from the Company’s counterparties (see Note 10). The carrying amount of the Company’s debt as of December 31, 2008 approximated fair value because the interest rates were variable and reflective of market rates, but as of September 30, 2009 the Company believes it is not practicable to estimate the fair value of its outstanding debt in light of the Chapter 11 Cases that the Company filed (see Note 4). As provided by Amendment No. 9, the maturity date of the outstanding debt under the Revolving Facility was September 30, 2009. The Company failed to make the payment due under the Revolving Facility on or before September 30, 2009 which has resulted in an event of default under the Revolving Facility. The filing of the Chapter 11 Cases also constitutes an event of default under the Revolving Facility. The ability of the secured creditors to seek remedies to enforce their rights under the Revolving Facility is automatically stayed as a result of the filing of the Chapter 11 Cases. The automatic stay invoked by the filing of the Chapter 11 Cases effectively precludes any actions by the Company’s secured creditors to collect, assert, or recover a claim against the Debtors, subject to the applicable provisions of the Bankruptcy Code and orders granted by the Bankruptcy Court. The carrying amount of the Company’s debt under the Revolving Facility (including principal, fees and interest) as of September 30, 2009 was $227.6 million and the interest rate applied at September 30, 2009 was 5.75%.
     Accounts Receivable and Allowance for Doubtful Accounts - The Company routinely assesses the recoverability of all material trade and other receivables to determine its ability to collect the receivables in full. Accounts Receivable, Joint Interest Owners included an allowance for doubtful accounts of approximately $175,700 and $15,300 at September 30, 2009 and December 31, 2008, respectively. Accounts Receivable, Trade included an allowance for doubtful accounts of approximately $167,500 and $64,500 at September 30, 2009 and December 31, 2008, respectively.
     Inventories – Inventories consist principally of tubular goods and production equipment for wells and facilities. They are stated at the lower of weighted-average cost or market and are included in Other Current Assets on the consolidated balance sheet.
     Asset Retirement Obligations (“ARO”) – The Company records a liability for legal obligations associated with the retirement of tangible long-lived assets in the period in which they are incurred in accordance with FASB ASC 410-20, Asset Retirement Obligations. Under FASB ASC 410-20, when liabilities for dismantlement and abandonment costs, excluding salvage values, are initially recorded, the carrying amount of the related oil and natural gas properties is increased. Accretion of the liability is recognized each period using the interest method of allocation, and the capitalized cost is depleted over the useful life of the related asset. The changes to the ARO for oil and natural gas properties and related equipment during the nine months ended September 30, 2009 and 2008 are as follows:

	Nine Months Ended September 30,
	2009	2008
	(in thousands)
ARO, Beginning of Period	$6,558	$6,634
Liabilities incurred in the current period	11	615
Liabilities settled/sold in the current period	(12)	(1,349)
Accretion expense	288	283
Revisions	(13)	152

ARO, End of Period	$6,832	$6,335

Current Portion	$558	$491
Long-Term Portion	$6,274	$5,844
     During the nine months ended September 30, 2009, ARO liabilities were recorded for two new obligations and liabilities settled include three properties. Revisions resulted from a change in working interest on a property located in Texas.
     Revenue Recognition and Gas Balancing — The Company recognizes oil and natural gas revenue from its interests in producing wells as oil and natural gas is produced and sold from those wells. Oil and natural gas sold by the Company is typically not significantly different from the Company’s share of production. But gas imbalances can occur when sales are more or less than the Company’s entitled ownership percentage of total gas production. Gas imbalances may be accounted for under either the (1) entitlements method, whereby revenue is recorded on the Company’s interest in the gas production actually sold or (2) sales method, whereby revenue is recorded on the basis of total gas actually sold by the Company. The Company uses the sales method of accounting for gas balancing and an asset or a liability is recognized to the extent that there is a material imbalance in excess of the remaining gas reserves on the underlying properties. As of September 30, 2009 and December 31, 2008, our gas production was materially in balance, i.e. our cumulative portion of gas production taken and sold from wells in which the Company has an interest was not materially different from our entitled interest in gas production from those wells.
     Share-Based Compensation – The Company accounts for share-based compensation in accordance with the provisions of FASB ASC 718, Compensation — Stock Compensation, which requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. Share-based compensation for the nine months ended September 30, 2009 was approximately $0.6 million, of which approximately $0.3 million was included in general and administrative expenses (“G&A”) and approximately $0.3 million was capitalized to oil and natural gas properties. Share-based compensation for the nine months ended September 30, 2008 was approximately $1.9 million, of which $1.5 million was included in general and administrative expenses and $0.4 million was capitalized to oil and natural gas properties.
     During the nine months ended September 30, 2009, no restricted stock units (“RSUs”) were granted. At September 30, 2009, there were 143,424 RSUs outstanding, all of which were classified as equity instruments. No options were granted during the nine months ended September 30, 2009, and at period end, there were 359,000 vested unexercised options outstanding.
     Income Taxes — Effective January 1, 2007, the Company adopted certain provisions of FASB ASC 740-10-25, Income Taxes. These provisions clarified the accounting for uncertainty in income taxes recognized in the financial statements by prescribing a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. ASC 740-10-25 also provides guidance on de-recognitions, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company also adopted provisions that require a company’s tax position to be considered settled if the taxing authority has completed its examination, the company does not plan to appeal, and it is remote that the taxing authority would reexamine the tax position in the future (see Note 8).
     Other Comprehensive Income (Loss) – For the periods presented, total comprehensive loss consisted of:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(in thousands)
Net Loss	$(8,406)	$(40,010)	$(94,715)	$(84,012)
Preferred Dividends	—	(2,066)	—	(6,199)

Net Loss Available to Common Stockholders	(8,406)	(42,076)	(94,715)	(90,211)

Other Comprehensive Income (Loss), Net of Tax	—	—	—	—

Total Comprehensive Loss	$(8,406)	$(42,076)	$(94,715)	$(90,211)

     Fair Value Measurements – Effective January 1, 2008, the Company partially adopted FASB ASC 820, Fair Value Measurements and Disclosure, which provides a common definition of fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements, but does not require any new fair value measurements. On January 1, 2009 the Company adopted FASB ASC 820 for the non-financial assets and non-financial liabilities that were delayed in adoption by FASB ASC 820-10-15, Fair Value Measurements and Disclosure – Scope and Scope Exceptions. Accordingly, the Company has now applied the provisions of FASB ASC 820 to its AROs. The adoption of FASB ASC 820 had no impact on the Company’s financial statements, but it did result in additional required disclosures as set forth in Note 11.
     Subsequent Events – The Company adopted FASB ASC 855-10-25, Subsequent Events, effective April 1, 2009. FASB ASC 855-10-25 does not change the Company’s accounting policy for subsequent events, but instead incorporates existing accounting and disclosure requirements related to subsequent events into

     GAAP. FASB ASC 855-10-25 defines subsequent events as either recognized subsequent events, those that provide additional evidence about conditions at the balance sheet date, or nonrecognized subsequent events, those that provide evidence about conditions that arose after the balance sheet date. Recognized subsequent events are recorded in the financial statements for the period being presented, while nonrecognized subsequent events are not. Both types of subsequent events require disclosure in the consolidated financial statements if those financial statements would otherwise be misleading. FASB ASC 855-10-25 requires the Company to disclose the date through which subsequent events have been evaluated. The adoption of FASB ASC 855-10-25 had no impact on the financial statements of the Company. The Company has evaluated subsequent events through November 9, 2009, the filing date of this Quarterly Report on Form 10-Q and included disclosures regarding the Chapter 11 Cases and certain NASDAQ actions (see Note 12 for additional discussion).
     Recent Accounting Pronouncements Not Yet Adopted – In December 2008, the SEC issued the final rule, “Modernization of Oil and Gas Reporting,” which adopts revisions to the SEC’s oil and natural gas reporting disclosure requirements and is effective for annual reports on Forms 10-K for years ending on or after December 31, 2009. Early adoption of the new rules is prohibited. The new rules are intended to provide investors with a more meaningful and comprehensive understanding of oil and natural gas reserves to help investors evaluate their investments in oil and natural gas companies. The new rules are also designed to modernize the oil and natural gas disclosure requirements to align them with current practices and changes in technology. The new rules include changes to the pricing used to estimate reserves, the ability to include nontraditional resources in reserves, the use of new technology for determining reserves and permitting disclosure of probable and possible reserves. The Company is currently evaluating the potential impact of these rules. The SEC is discussing the rules with the FASB staff to align FASB accounting standards with the new SEC rules. These discussions may delay the required compliance date. Absent any change in the effective date, the Company will begin complying with the disclosure requirements in our annual report on Form 10-K for the year ended December 31, 2009.
     In September 2009, the FASB issued an exposure draft of proposed Accounting Standards Update (“ASU”) entitled Oil and Gas Reserve Estimation and Disclosures. This proposed ASU would amend the FASB accounting standards to align FASB ASC 932, Extractive Activities – Oil and Gas with all of the aforementioned new SEC requirements. This proposal is expected to become an issued accounting update within the last quarter of 2009 with an effective date for annual reports for fiscal years ending on or after December 15, 2009. The Company is currently assessing the impact of this new authoritative accounting guidance on the Company’s consolidated financial statements.
     In June 2009, the FASB issued guidance which amends the consolidation guidance applicable to variable interest entities. This guidance is included in FASB ASC 810, Consolidation. The amendments significantly reduce the previously required quantitative consolidation analysis, and require ongoing reassessments of whether a company is the primary beneficiary of a variable interest entity. This new guidance also requires enhanced disclosures about an enterprise’s involvement with a variable interest entity. This statement is effective for the beginning of the first annual reporting period beginning after November 15, 2009. The Company does not currently expect the adoption of the new guidance in FASB ASC 810 to impact its consolidated financial statements.
4. DEBT
     On January 30, 2007, the Company entered into a Fourth Amended and Restated Credit Agreement (as amended, the “Revolving Facility”) for a new revolving credit facility with Union Bank of California (“UBOC”), as administrative agent and issuing lender, and the other lenders party thereto (together with UBOC, the “Lenders”). Pursuant to the Revolving Facility, UBOC acts as the administrative agent for a senior first lien secured borrowing base revolving credit facility in favor of the Company and certain of its wholly-owned subsidiaries in an amount equal to $750 million, of which $320 million was available under the borrowing base at the time of closing (see below for discussion of current availability). The Revolving Facility had a letter of credit sub-limit of $20 million. The Revolving Facility’s original maturity was scheduled for January 31, 2011.

     The Company’s obligations under the Revolving Facility are secured by substantially all of the Company’s assets. The Revolving Facility provides for certain restrictions, including, but not limited to, limitations on additional borrowings, sales of oil and natural gas properties or other collateral, and engaging in merger or consolidation transactions. The Revolving Facility restricts dividends on common stock and certain distributions of cash or properties and certain liens but no longer contains any financial covenants as a result of the Amended Consent (defined below).
     The Revolving Facility includes certain other covenants and events of default that are customary for similar facilities. It is an event of default under the Revolving Facility if the Company undergoes a change of control. “Change of control,” as defined in the Revolving Facility, means any of the following events: (a) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) has become, directly or indirectly, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all such shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, by way of merger, consolidation or otherwise), of a majority or more of the common stock of the Company on a fully-diluted basis, after giving effect to the conversion and exercise of all outstanding warrants, options and other securities of the Company (whether or not such securities are then currently convertible or exercisable), (b) during any period of two consecutive calendar quarters, individuals who at the beginning of such period were members of the Company’s Board of Directors cease for any reason to constitute a majority of the directors then in office unless (i) such new directors were elected by a majority of the directors of the Company who constituted the Board of Directors at the beginning of such period (or by directors so elected) or (ii) the reason for such directors failing to constitute a majority is a result of retirement by directors due to age, death or disability, or (c) the Company ceases to own directly or indirectly all of the equity interests of each of its subsidiaries.
     At September 30, 2009, borrowings under the Revolving Facility bore interest at Prime plus a margin of 2.5% which equated to an interest rate applied to the Company’s outstanding borrowings of 5.75%. As of September 30, 2009, $226.5 million in total borrowings were outstanding under the Revolving Facility.
     As a result of the redetermination process of the borrowing base by the Lenders under the Revolving Facility, which was completed in January 2009, the Lenders established a new borrowing base under the Revolving Facility of $125 million, resulting in a $114 million deficiency (the “Deficiency”). The reduction to the Company’s borrowing base was primarily the result of the sale of certain non-core assets during the first quarter of 2008 and the reduction of total proved reserves as reported in the year-end reserve reports of the Company’s independent reserve engineers.
     Pursuant to the terms of the Revolving Facility, the Company initially elected to prepay the Deficiency in six equal monthly installments, with the first $19 million installment being due on February 9, 2009. The Company has entered into the following consents and amendments (collectively, the “Amendments”) with its Lenders in recent months as a result of its financial and strategic alternatives process:
•	On February 9, 2009, the Company entered into a Consent and Agreement (the “February Consent”) among the Company and the Lenders under the Revolving Facility deferring the payment date of the first $19 million installment until March 10, 2009, and extending the due date for each subsequent installment by one month with the last of the six installment payments to be due on August 10, 2009. In connection with the February Consent, the Company agreed to prepay $5.0 million of the Company’s outstanding advances under the Revolving Facility, in two equal installments. The first $2.5 million prepayment was paid on February 9, 2009 and the second $2.5 million prepayment was paid on February 23, 2009, with each of these prepayments applied on a pro rata basis to reduce the six remaining $19 million deficiency payments.

•	On March 10, 2009, the Company entered into a Consent and Agreement (the “March Consent”) with the Lenders under the Revolving Facility, which provided, among other things, for the extension of the due date for the first installment to repay the Deficiency from March 10, 2009 to March 17, 2009. Notwithstanding such extension, the Company agreed with the Lenders that each of the other five equal installment payments required to eliminate the Deficiency would be due and payable as provided for in the February Consent.

•	On March 16, 2009, the Company entered into Consent and Amendment No. 4 (the “Amended Consent”) which provided, among other things, (1) that the Company would make a $25 million payment on May 31, 2009 with all remaining principal, fees and interest amounts under the Revolving Facility to be due and payable on June 30, 2009, (2) that it will be an event of default (i) if the Company failed to have executed and delivered on or before May 15, 2009 at least one of the following (a) a commitment letter from a lender or group of lenders reasonably satisfactory to the Lenders providing for the provision by such lender or group of lenders of a credit facility in an amount sufficient to repay all of the Company’s obligations under the Revolving Facility on or before June 30, 2009, (b) a merger agreement or similar agreement involving the Company as part of a transaction that results in the repayment of the Company’s obligations under the Revolving Facility on or before June 30, 2009, and (c) a purchase and sale agreement with a buyer or group of buyers reasonably acceptable to the Company’s Lenders providing for a sale transaction by us that results in the repayment of all of the Company’s obligations under the Revolving Facility on or before June 30, 2009, or (ii) if the Company is in default under or its hedging arrangements have been terminated or cease to be effective without the prior written consent of its Lenders, (3) that the Company’s advances under the Revolving Facility would bear interest at a rate equal to the greater of (a) the reference rate publicly announced by Union Bank of California, N.A. for such day, (b) the Federal Funds Rate in effect on such day plus 0.50% and (c) a rate determined by the Administrative Agent to be the Daily One-Month LIBOR (as defined in the Revolving Facility), in each case plus 2.5% or, during the continuation of an event of default, plus 4.5% (resulting in an effective interest rate of approximately 5.75%), (4) for severe limitations on the making of capital expenditures and certain investments, and (5) for the elimination of the current ratio, leverage ratio and interest coverage ratio covenant requirements. The Amended Consent also eliminated the six $19 million deficiency payments which were contemplated by the February Consent and the March Consent.
•	On May 15, 2009, the Company entered into Amendment No. 5 (“Amendment No. 5”) which provided for, among other things, (1) the elimination of the provision providing that it would be an event of default if the Company failed to have executed and delivered on or before May 15, 2009 at least one of the following (a) a commitment letter from a lender or group of lenders reasonably satisfactory to the lenders providing for the provision by such lender or group of lenders of a credit facility in an amount sufficient to repay all of the Company’s obligations under the Revolving Facility on or before June 30, 2009, (b) a merger agreement or similar agreement involving the Company as part of a transaction that resulted in the repayment of the Company’s obligations under the Revolving Facility on or before June 30, 2009, and (c) a purchase and sale agreement with a buyer or group of buyers reasonably acceptable to the Lenders providing for a sale transaction by the Company that resulted in the repayment of all of the Company’s obligations under the Revolving Facility on or before June 30, 2009 and (2) the elimination of certain reporting requirements relating to certificates to be provided by the Company’s auditors and responsible officers.
•	On May 29, 2009, the Company entered into Amendment No. 6 (“Amendment No. 6”) which eliminated the May 31, 2009 payment obligation and provided that the related $25 million payment for outstanding advances as well as any unpaid interest thereon and all remaining principal, fees and interests amounts under the Revolving Facility would be due on June 30, 2009.
•	On June 30, 2009, the Company entered into Amendment No. 7 (“Amendment No. 7”) which provided for, among other things, (1) changing the maturity date of the Revolving Facility from June 30, 2009 to July 31, 2009, (2) the Company’s agreement to make a prepayment of interest of $1,142,753.42 million representing the amount anticipated to be owing in respect of the interest payment due and payable on July 31, 2009 and (3) the Company’s agreement to make a prepayment of the advances under the Revolving Facility in the amount of $7.5 million with such prepayment to be made on or before July 10, 2009. The Company paid the July interest of approximately $1.1 million on July 1, 2009 and also paid $7.5 million on July 10, 2009.
•	On July 31, 2009 the Company entered into Amendment No. 8 (“Amendment No. 8”) which changed the maturity date of the Company’s Revolving Facility from July 31, 2009 to August 31, 2009.

•	On August 31, 2009, the Company entered into Amendment No. 9 which changed the maturity date of the Revolving Facility from August 31, 2009 to September 30, 2009.
     On September 30, 2009 all obligations under the Revolving Facility became automatically and immediately due and payable. The Company failed to make the payment due under the Revolving Facility on or before September 30, 2009 which has resulted in an event of default under the Revolving Facility. As a result, the Company filed for bankruptcy protection on October 1, 2009. The filing of the Chapter 11 Cases constitutes an additional event of default under the Company’s Revolving Facility. The total amount of principal, fees and interest outstanding under the Revolving Facility was approximately $227.6 million as of the Filing Date. However, the ability of the secured creditors to seek remedies to enforce their rights under the Revolving Facility is automatically stayed as a result of the filing of the Chapter 11 Cases. The automatic stay invoked by the filing of the Chapter 11 Cases effectively precludes any actions by our secured creditors to collect, assert, or recover a claim against the Debtors, subject to the applicable provisions of the Bankruptcy Code and orders granted by the Bankruptcy Court.
     In connection with the Plan and to expedite the restructuring and reorganization of the Debtors as contemplated in the Purchase Agreement, the Company and the lenders to the Company’s Revolving Facility (the “Supporting Lenders”) who hold at least two-thirds of the outstanding principal amount pursuant to the Revolving Facility and who constitute more than one-half of the number of lenders under the Revolving Facility entered into the Plan Support Agreement dated as of September 30, 2009 which contains as exhibits a draft of the Plan and a draft of the Disclosure Statement. The Plan Support Agreement requires the Supporting Lenders to (i) vote in favor of and support the Plan, (ii) vote against and not support any restructuring or reorganization that is not consistent with the Plan, and (iii) not (a) seek, solicit, support or encourage any other restructuring plan, (b) object to the Disclosure Statement or the solicitation of votes for the Plan or support any objection by any third party, or (c) take any action that is inconsistent with, or that would materially delay or obstruct the proposed solicitation, confirmation or consummation of, the Plan.
     Under the Plan Support Agreement, the Debtors agreed, among other things, to use reasonable commercial efforts to (i) file the Plan and Disclosure Statement no later than five (5) days after the Filing Date, (ii) obtain Bankruptcy Court approval of the Disclosure Statement no later than forty-five (45) days after the Filing Date, (iii) obtain confirmation of the Plan by the Bankruptcy Court within ninety (90) days of the Filing Date, and (iv) consummate the Purchase Agreement or another agreement entered into pursuant to the bidding procedures order within (11) days of confirmation of the Plan, and not take any action that is materially inconsistent with, or that would materially delay consummation of, either the restructuring of the Debtors or the effectiveness of the Plan.
     The support of the Supporting Lenders under the Plan Support Agreement will terminate under certain circumstances, including among others, if (i) the sum of certain proposed adjustments to the Purchase Price with respect to title defects, environmental matters, retained properties and casualty losses exceeds $5 million, (ii) the sum of certain allowed administrative and priority claims exceeds the specified reserve for administrative and priority claims, (iii) the Debtors file a plan of reorganization that is different from the Plan or shall modify or amend the Plan in any material respect without the written consent of the Administrative Agent, (iv) the Bankruptcy Court enters a cash collateral order or budget without the written consent of the required lenders that is materially different from those agreed upon by the Supporting Lenders and the Debtors, (v) the Plan shall not have been confirmed by the Bankruptcy Court in accordance with its terms within one hundred and five (105) days of the Filing Date, (vi) the Company shall withdraw or revoke the Plan or shall publicly announce its intention not to pursue confirmation of the Plan, (vii) a trustee shall have been appointed in any of the Chapter 11 Cases, any of the Chapter 11 Cases shall have been converted to cases under Chapter 7 of the Bankruptcy Code or any of the Chapter 11 Cases shall have been dismissed by order of the Bankruptcy Court, or (viii) the Plan shall not have been substantially consummated in accordance with its terms within one hundred twenty (120) days of the Filing Date.
     The proceeds from the sale of the Equity Interests will be used to substantially reduce the Company’s indebtedness under the Revolving Facility. The Company currently has approximately $226.5 million of outstanding principal under its Revolving Facility which is substantially in excess of the proceeds expected to be received pursuant to the Purchase Agreement.

5. SHELF REGISTRATION STATEMENT
          In the third quarter 2007, the SEC declared effective the Company’s registration statement filed with the SEC that registered securities of up to $500 million of any combination of debt securities, preferred stock, common stock, warrants for debt securities or equity securities of the Company and guarantees of debt securities by the Company’s subsidiaries. In light of the actions taken by the NASDAQ in October 2009 and the Company’s filing of the Chapter 11 Cases, the Company does not expect to utilize this registration statement.
6. PREFERRED STOCK
          In January 2007, 2,875,000 shares of its Convertible Preferred Stock were issued in a public offering.
     Dividends. The Convertible Preferred Stock accumulates dividends at a rate of $2.875 for each share of Convertible Preferred Stock per year. Dividends are cumulative from the date of first issuance and, to the extent payment of dividends is not prohibited by the Company’s debt agreements, assets are legally available to pay dividends and the Board of Directors or an authorized committee of the board declares a dividend payable, the Company will pay dividends in cash, every quarter. The first payment was made on April 15, 2007 and the Company continued to make quarterly dividends payments through October 15, 2008. The Board has not declared a dividend since the third quarter of 2008 due to the Company’s current reduced liquidity and the Chapter 11 Cases. Cumulative dividends in arrears at September 30, 2009 amounted to approximately $7.9 million.
     No dividends or other distributions (other than a dividend payable solely in shares of a like or junior ranking) may be paid or set apart for payment upon any shares ranking equally with the Convertible Preferred Stock (“parity shares”) or shares ranking junior to the Convertible Preferred Stock (“junior shares”), nor may any parity shares or junior shares be redeemed or acquired for any consideration by the Company (except by conversion into or exchange for shares of a like or junior ranking) unless all accumulated and unpaid dividends have been paid or funds therefore have been set apart on the Convertible Preferred Stock and any parity shares.
     Liquidation preference. In the event of the Company’s voluntary or involuntary liquidation, winding-up or dissolution, each holder of Convertible Preferred Stock will be entitled to receive and to be paid out of the Company’s assets available for distribution to our stockholders, before any payment or distribution is made to holders of junior stock (including common stock), but after any distribution on any of our indebtedness or senior stock, a liquidation preference in the amount of $50.00 per share of the Convertible Preferred Stock, plus accumulated and unpaid dividends on the shares to the date fixed for liquidation, winding-up or dissolution.
     Ranking. Our Convertible Preferred Stock ranks:
•	senior to all of the shares of common stock and to all of the Company’s other capital stock issued in the future unless the terms of such capital stock expressly provide that it ranks senior to, or on a parity with, shares of the Convertible Preferred Stock;
•	on a parity with all of the Company’s other capital stock issued in the future, the terms of which expressly provide that it will rank on a parity with the shares of the Convertible Preferred Stock; and
•	junior to all of the Company’s existing and future debt obligations and to all shares of its capital stock issued in the future, the terms of which expressly provide that such shares will rank senior to the shares of the Convertible Preferred Stock.
     Mandatory conversion. On or after January 20, 2010, the Company may, at its option, cause shares of its Convertible Preferred Stock to be automatically converted to shares of common stock of the Company at the applicable conversion rate, but only if the closing sale price of its common stock for 20 trading days within a period of 30 consecutive trading days ending on the trading day immediately preceding the date the Company gives the conversion notice equals or exceeds 130% of the conversion price in effect on each such trading day.
     Optional redemption. If fewer than 15% of the shares of Convertible Preferred Stock issued in the Convertible Preferred Stock offering (including any additional shares issued pursuant to the underwriters’ over-allotment option) are outstanding, the Company may, at any time on or after January 20, 2010, at its option, redeem for cash all such Convertible Preferred Stock at a redemption price equal to the liquidation preference of $50.00 plus any accrued and unpaid dividends, if any, on a share of Convertible Preferred Stock to, but excluding, the redemption date, for each share of Convertible Preferred Stock.
     Conversion rights. Each share of Convertible Preferred Stock may be converted at any time, at the option of the holder, into approximately 3.0193 shares of the Company’s common stock (which is based on an initial conversion price of $16.56 per share of common stock, subject to adjustment) plus cash in lieu of fractional shares, subject to the Company’s right to settle all or a portion of any such conversion in cash or shares of its common stock. If the Company elects to settle all or any portion of its conversion obligation in cash, the conversion value and the number of shares of its common stock the Company will deliver upon conversion (if any) will be based upon a 20 trading day averaging period.
     Upon any conversion, the holder will not receive any cash payment representing accumulated and unpaid dividends on the Convertible Preferred Stock, whether or not in arrears, except in limited circumstances. The conversion rate is equal to $50.00 divided by the conversion price at the time. The conversion price is subject to adjustment upon the occurrence of certain events. The conversion price on the conversion date and the number of shares of the Company’s common stock, as applicable, to be delivered upon conversion may be adjusted if certain events occur.
     Purchase upon fundamental change. If the Company becomes subject to a fundamental change (as defined below), each holder of shares of Convertible Preferred Stock will have the right to require the Company to purchase any or all of its shares at a purchase price equal to 100% of the liquidation preference, plus accumulated and unpaid dividends, to the date of the purchase. The Company will have the option to pay the purchase price in cash, shares of common stock or a combination of cash and shares. The Company’s ability to purchase all or a portion of the Convertible Preferred Stock for cash is subject to its obligation to repay or repurchase any outstanding debt required to be repaid or repurchased in connection with a fundamental change and to any contractual restrictions then contained in our debt.
     Conversion in connection with a fundamental change. If a holder elects to convert its shares of the Convertible Preferred Stock in connection with certain fundamental changes, the Company will in certain circumstances increase the conversion rate for such Convertible Preferred Stock. Upon a conversion in connection with a fundamental change, the holder will be entitled to receive a cash payment for all accumulated and unpaid dividends.
     A “fundamental change” will be deemed to have occurred upon the occurrence of any of the following:
1. a “person” or “group” subject to specified exceptions, discloses that the person or group has become the direct or indirect ultimate “beneficial owner” of the Company’s common equity representing more than 50% of the voting power of its common equity other than a filing with a disclosure relating to a transaction which complies with the proviso in subsection 2 below;
2. consummation of any share exchange, consolidation or merger of the Company pursuant to which its common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its subsidiaries, taken as a whole, to any person other than one of its subsidiaries; provided, however, that a transaction where the holders of more than 50% of all classes of its common equity immediately prior to the transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee immediately after the event shall not be a fundamental change;

3. the Company is liquidated or dissolved or holders of its capital stock approve any plan or proposal for its liquidation or dissolution; or
4. the Company’s common stock is neither listed on a national securities exchange nor listed nor approved for quotation on an over-the-counter market in the United States.
     However, a fundamental change will not be deemed to have occurred in the case of a share exchange, merger or consolidation, or in an exchange offer having the result described in subsection 1 above, if 90% or more of the consideration in the aggregate paid for common stock (and excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the share exchange, merger or consolidation or exchange offer consists of common stock of a United States company traded on a national securities exchange (or which will be so traded or quoted when issued or exchanged in connection with such transaction).
     Voting rights. If the Company fails to pay dividends for six quarterly dividend periods (whether or not consecutive) or if the company fails to pay the purchase price on the purchase date for the Convertible Preferred Stock following a fundamental change, holders of the Convertible Preferred Stock will have voting rights to elect two directors to the board.
     In addition, the Company may generally not, without the approval of the holders of at least 66 2/3% of the shares of the Convertible Preferred Stock then outstanding:
•	amend the restated certificate of incorporation, as amended, by merger or otherwise, if the amendment would alter or change the powers, preferences, privileges or rights of the holders of shares of the Convertible Preferred Stock so as to adversely affect them;
•	issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any senior stock; or
•	reclassify any of its authorized stock into any senior stock of any class, or any obligation or security convertible into or evidencing a right to purchase any senior stock.
     Chapter 11 Cases. The Company advises investors of its strong belief that it is likely that there will be no value for the holders of the Company’s Convertible Preferred Stock in the Chapter 11 Cases and that the Plan does not currently contemplate such holders’ receiving any recovery absent a substantially higher and better offer for the Equity Interests that is sufficient to pay the Company’s secured and unsecured creditors in full (and with respect to the common stock to pay the liquidation preference on the Convertible Preferred Stock). In this regard, stockholders of a company in Chapter 11 generally receive value only if all claims of the company’s secured and unsecured creditors are fully satisfied. In this case and based on the expected proceeds from the sale of the Equity Interests which is substantially less than the amount the Company’s secured and unsecured creditors are owed, the Company’s management strongly believes all such secured and unsecured claims will not be fully satisfied, leading to its belief that the holders of the Company’s Convertible Preferred Stock and common stock will receive no value for their interests.
7. EARNINGS (LOSS) PER SHARE
     The Company accounts for earnings (loss) per share in accordance with FASB ASC 260, Earnings per Share, which establishes the requirements for presenting earnings per share (“EPS”). FASB ASC 260 requires the presentation of “basic” and “diluted” EPS on the face of the statement of operations. Basic EPS amounts are calculated using the weighted average number of common shares outstanding during each period. Diluted EPS assumes the exercise of all stock options, warrants and convertible securities having exercise prices less than the average market price of the common stock during the periods, using the treasury stock method. When a loss from continuing operations exists, as in the periods presented, potential common shares are excluded in the computation of diluted EPS because their inclusion would result in an anti-dilutive effect on per share amounts.

Diluted EPS also includes the effect of convertible securities by application of the “if-converted” method. Under this method, if an entity has convertible preferred stock outstanding, the preferred dividends applicable to the convertible preferred stock are added back to the numerator. The convertible preferred stock is assumed to have been converted at the beginning of the period (or at time of issuance, if later) and the resulting common shares are included in the denominator of the EPS calculation. In applying the if-converted method, conversion is not assumed for purposes of computing diluted EPS if the effect would be anti-dilutive. During 2009 and 2008, conversion of the Convertible Preferred Stock is not assumed because the effect would be anti-dilutive. The following tables present the computations of EPS for the periods indicated.

	Three Months Ended September 30, 2009			Three Months Ended September 30, 2008
			Per			Per
	Loss	Shares	Share	Loss	Shares	Share
	(Numerator)	(Denominator)(1)	Amount	(Numerator)	(Denominator)(2)	Amount
	(in thousands, except per share amounts)
Net loss	$(8,406)			$(40,010)
Less: Preferred stock dividends paid	—			(2,066)
Less: Preferred stock dividends in arrears	(2,066)			—

Basic EPS
Net loss to common stockholders	(10,472)	28,873	$(0.36)	(42,076)	28,690	$(1.47)
Effect of dilutive securities:
Restricted stock units	—	—	—	—	—	—
Common stock options	—	—	—	—	—	—
Convertible Preferred Stock	—	—	—	—	—	—

Diluted EPS
Net loss to common stockholders	$(10,472)	28,873	$(0.36)	$(42,076)	28,690	$(1.47)

	Nine Months Ended September 30, 2009			Nine Months Ended September 30, 2008
			Per			Per
	Loss	Shares	Share	Loss	Shares	Share
	(Numerator)	(Denominator)(1)	Amount	(Numerator)	(Denominator)(2)	Amount
	(in thousands, except per share amounts)
Net loss	$(94,715)			$(84,012)
Less: Preferred stock dividends paid	—			(6,199)
Less: Preferred stock dividends in arrears	(6,199)			—

Basic EPS
Net loss to common stockholders	(100,914)	28,860	$(3.50)	(90,211)	28,636	$(3.15)
Effect of dilutive securities:
Restricted stock units	—	—	—	—	—	—
Common stock options	—	—	—	—	—	—
Convertible Preferred Stock	—	—	—	—	—	—

Diluted EPS
Net loss to common stockholders	$(100,914)	28,860	$(3.50)	$(90,211)	28,636	$(3.15)

(1)	In the calculation of diluted EPS for the three and nine months ended September 30, 2009, the 8.7 million shares of common stock resulting from an assumed conversion of the Company’s Convertible Preferred Stock is excluded because the conversion would be anti-dilutive.

(2)	In the calculation of diluted EPS for the three and nine months ended September 30, 2008, the 8.7 million shares of common stock resulting from an assumed conversion of the Company’s Convertible Preferred Stock is excluded because the conversion would be anti-dilutive. Additionally, for the three and nine months ended September 30, 2008, 20,361 and 53,031, respectively, equivalent shares of the Company’s restricted stock units and common stock options were excluded because the conversion would also be anti-dilutive.
8. INCOME TAXES
     The Company accounts for income taxes under the asset and liability approach. Under this approach, deferred tax assets and liabilities are recognized based on anticipated future tax consequences, using currently enacted tax laws, attributable to temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts calculated for income tax purposes.
     In recording deferred income tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred income tax assets will be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those deferred income tax assets would be deductible. The Company considers the scheduled reversal of deferred income tax liabilities and projected future taxable income for this determination. The Company believes that after considering all the available objective evidence, both positive and negative, historical and prospective, with greater weight given to the historical evidence, and in light of the current market situation and the uncertainty surrounding the Company’s Chapter 11 Cases (see Notes 2 and 4), management is not able to determine that it is more likely than not that the deferred tax assets will be realized. Therefore, the Company fully provided for additions to its deferred tax asset with a valuation allowance during the period and did not report a tax benefit for the three or nine months ended September 30, 2009. The Company established a full valuation allowance and reduced its net deferred tax asset to zero during 2008. The Company will continue to assess the valuation allowance against deferred income tax assets considering all available information obtained in future reporting periods. If the Company achieves profitable operations in the future, it may reverse a portion of the valuation allowance in an amount at least sufficient to eliminate any tax provision in that period. The valuation allowance has no impact on the Company’s net operating loss (“NOL”) position for tax purposes, and if the Company generates taxable income in future periods, it will be able to use its NOLs to offset taxes due at that time.
     As of September 30, 2009, the Company had $0.1 million of unrecognized tax benefits related to FASB ASC 740-10-25. There were no significant changes to the calculation since December 31, 2008. We do not anticipate that total unrecognized tax benefits will significantly change due to the settlements of audits and the expiration of statutes of limitations prior to September 30, 2010.
9. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION AND NON-CASH INVESTING AND FINANCING ACTIVITIES
     The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. A summary of non-cash investing and financing activities is presented below:

	Number of	Grant Date Fair
Description	Shares Issued	Market Value
	(in thousands)
Nine months ended September 30, 2009:
Shares issued to satisfy restricted stock grants	99	$1,246
Nine months ended September 30, 2008:
Shares issued to satisfy restricted stock grants	86	$1,639
Shares issued to fund the Company’s matching contribution under the Company’s 401(k) plan	90	$462

     For the nine months ended September 30, 2009 and 2008, the non-cash portion of Asset Retirement Costs was approximately $14,400 and $0.6 million, respectively. Preferred stock dividends declared but not yet paid at September 30, 2008 were $2.1 million, of which $1.7 million was accrued at September 30, 2008. There were no dividends declared or accrued at September 30, 2009. A supplemental disclosure of cash flow information is presented below:

	For the Nine Months Ended
	September 30,
	2009	2008
	(in thousands)
Cash paid during the period for:
Interest, net of amounts capitalized	$7,826	$9,678
Current state income tax	—	7
Federal alternative minimum tax payments	42	220
10. DERIVATIVE ACTIVITIES
     The Company utilizes price-risk management transactions (e.g., swaps, collars and floors) for a portion of its expected oil and natural gas production to seek to reduce exposure from the volatility of oil and natural gas prices and also to achieve a more predictable cash flow. While the use of these arrangements is intended to reduce the Company’s potential exposure to significant commodity price declines, they may limit the Company’s ability to benefit from increases in the price of oil and natural gas. The Company’s arrangements, to the extent it enters into any, are intended to apply to only a portion of its expected production and thereby provide only partial price protection against declines in oil and natural gas prices. None of these instruments are, at the time of their execution, intended to be used for trading or speculative purposes, but a portion of the Company’s 2008 instruments was subsequently deemed as such because of the decrease in the Company’s 2008 production. These price-risk management transactions are generally placed with major financial institutions that the Company believes are financially stable; however, in light of the recent global financial crisis, there can be no assurance of the foregoing. None of the Company’s derivative contracts contain collateral posting requirements; however, the counterparty to the Company’s 2009 positions is a member of the lending group of the Company’s Revolving Facility, and certain events of default under the Company’s Revolving Facility may result in a cross default of derivative instruments with such party. On an annual basis, the Company’s management sets all of the Company’s price-risk management policies, including volumes, types of instruments and counterparties. These policies are implemented by management through the execution of trades by the Chief Financial Officer after consultation and concurrence by the President and Chairman of the Board. The Board of Directors reviews the Company’s policies and trades monthly. However, due to the ongoing financial and strategic alternatives process and Chapter 11 Cases, the Company has not entered into any new derivative contracts in recent months and does not expect to for the foreseeable future.
     All of these price-risk management transactions are considered derivative instruments and accounted for in accordance with FASB ASC 815-10, Derivatives and Hedging. These derivative instruments are intended to hedge the Company’s price risk and may be considered hedges for economic purposes, but certain of these transactions may not qualify for cash flow hedge accounting. All derivative instruments, other than those that meet the normal purchases and sales exception, are recorded on the balance sheet at fair value. The estimated fair value of these contracts is based upon various factors, including closing exchange prices on the NYMEX, over-the-counter quotations, volatility and, in the case of collars and floors, the time value of options. The calculation of the fair value of collars and floors requires the use of an option-pricing model (see Note 11). The cash flows resulting from settlement of derivative transactions which relate to economically hedging the Company’s physical production volumes are classified in operating activities on the statement of cash flows and the cash flows resulting from settlement of derivative transactions considered “overhedged” positions are classified in investing activities on the statement of cash flows. For those derivatives in which mark-to-market accounting treatment is applied, the changes in fair value are not deferred through other comprehensive income (“OCI”) on the balance sheet. Rather they are immediately recorded in total revenue on the statement of operations. For those derivative instrument contracts that are designated and qualify for cash flow hedge accounting, the effective portion of the changes in the fair value of the contracts is recorded in OCI on the balance sheet and the ineffective portion of the changes in the fair value of the contracts is recorded in total revenue on the statement of operations, in either case, as such changes occur. When the hedged production is sold, the realized gains and losses on the contracts are removed from OCI and recorded in total revenue on the statement of operations, which reduces the period to period volatility impacting the statement of operations that may occur throughout the contract term. While the contract is outstanding, the unrealized gain or loss may increase or decrease until settlement of the contract depending on the fair value at the measurement dates. The Company evaluates the terms of new contracts entered into to determine whether cash flow hedge accounting treatment or mark-to-market accounting treatment will be applied. The Company has applied mark-to-market accounting treatment to all outstanding contracts since January 1, 2006.
     The fair value of outstanding derivative contracts not designated as hedging instruments under FASB ASC 815-10 reflected on the balance sheet was as follows:

							Fair Value of Outstanding
				Price			Derivative Contracts as of
Transaction	Transaction			Per	Volumes	Balance Sheet	September 30,	December 31,
Date	Type (1)	Beginning	Ending	Unit	Per Day	Location	2009	2008
							(in thousands)
Natural Gas (2):

04/07	Collar	1/1/2009	12/31/2009	$7.75-$10.00	10,000 MMBtu	Derivative Financial Instruments - Current Assets	$2,778	$6,688
10/07	Collar	1/1/2009	12/31/2009	$7.75-$10.08	10,000 MMBtu	Derivative Financial Instruments - Current Assets	2,779	6,702

Crude Oil (3):
10/07	Collar	1/1/2009	12/31/2009	$70.00-$93.55	300 Bbl	Derivative Financial Instruments - Current Assets	94	2,017

			Total derivatives not designated as hedging instruments under FASB ASC 815-10				$5,651	$15,407

(1)	In October 2009, the caps on all of the Company’s derivative collars for the remaining term of the fourth quarter of 2009 were repurchased such that only the floors remain in place. The cost of this transaction was reimbursed by the Company’s proposed purchaser.

(2)	The Company’s natural gas contracts were entered into on a per MMBtu delivered price basis, using the NYMEX Natural Gas Index. Mark-to-market accounting treatment is applied to these contracts and the change in fair value is reflected in total revenue.

(3)	The Company’s crude oil contract was entered into on a per barrel delivered price basis, using the West Texas Intermediate Light Sweet Crude Oil Index. Mark-to-market accounting treatment is applied to this contract and the change in fair value is reflected in total revenue.
     The following table reflects the realized and unrealized gains and losses included in total revenue on the statement of operations:

Derivatives Not		Amount of Gain or (Loss) Recognized in Income on Derivative
Designated as Hedging	Location of Gain or	Three Months Ended		Nine Months Ended
Instruments under	(Loss) Recognized in	September 30,		September 30,
FASB ASC 815-10	Income on Derivative	2009	2008	2009	2008
			(in thousands)
Natural gas derivative realized settlements	Gain (loss) on derivatives – Total revenue	$8,011	$(5,011)	$20,880	$(11,381)
Crude oil derivative realized settlements	Gain (loss) on derivatives – Total revenue	57	(7,195)	1,064	(19,473)
Natural gas derivative unrealized change in fair value	Gain (loss) on derivatives – Total revenue	(6,937)	56,417	(7,833)	(61)
Crude oil derivative unrealized change in fair value	Gain (loss) on derivatives – Total revenue	(120)	19,294	(1,923)	8,463

Gain (loss) on derivatives		$1,011	$63,505	$12,188	$(22,452)

11. FAIR VALUE MEASUREMENTS
          As defined in FASB ASC 820, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models are applied. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instruments’ complexity.
Valuation Techniques
          In accordance with FASB ASC 820, valuation techniques used for assets and liabilities accounted for at fair value are generally categorized into three types:
•	Market Approach. Market approach valuation techniques use prices and other relevant information from market transactions involving identical or comparable assets or liabilities.
•	Income Approach. Income approach valuation techniques convert future amounts, such as cash flows or earnings, to a single present amount, or a discounted amount. These techniques rely on current market expectations of future amounts.
•	Cost Approach. Cost approach valuation techniques are based upon the amount that, at present, would be required to replace the service capacity of an asset, or the current replacement cost. That is, from the perspective of a market participant (seller), the price that would be received for the asset is determined based on the cost to a market participant (buyer) to acquire or construct a substitute asset of comparable utility.
          The three approaches described within FASB ASC 820 are consistent with generally accepted valuation methodologies. While all three approaches are not applicable to all assets or liabilities accounted for at fair value, where appropriate and possible, one or more valuation techniques may be used. The selection of the valuation method(s) to apply considers the definition of an exit price and the nature of the asset or liability being valued and significant expertise and judgment is required. For assets and liabilities accounted for at fair value, valuation techniques are generally a combination of the market and income approaches. Accordingly, the Company aims to utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.
Input Hierarchy
          FASB ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value directly related to the amount of subjectivity associated with the inputs. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy defined by FASB ASC 820 are as follows:
•	Level 1 – Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

•	Level 2 — Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life. Level 2 includes those financial instruments that are valued using models or other valuation methodologies, which consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures.
•	Level 3 — Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.
Fair Value on a Recurring Basis
          The following table sets forth by level within the fair value hierarchy the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of September 30, 2009. As required by FASB ASC 820, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.

Fair Value Measurements Using:
		Quoted	Significant
		Prices in	Other	Significant
		Active	Observable	Unobservable
	Total Fair	Markets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)
(in thousands)
Assets:
Derivative instruments	$5,651	$—	$—	$5,651
          The following table sets forth a reconciliation of changes in the fair value of the Company’s derivative instruments classified as Level 3 in the fair value hierarchy.

	Three Months Ended		Nine Months Ended
	September 30, 2009		September 30, 2009
	Assets	Liabilities	Assets	Liabilities
		(in thousands)
Balance as of beginning of period	$12,709	$—	$15,407	$—
Realized and unrealized losses included in earnings	(15,126)	—	(31,700)	—
Realized and unrealized gains included in other comprehensive income	—	—	—	—
Settlements	8,068	—	21,944	—
Transfers in and/or out of Level 3	—	—	—	—

Balance as of September 30, 2009	$5,651	$—	$5,651	$—

Change in unrealized gains (losses) relating to instruments still held as of September 30, 2009	$80	$—	$2,586	$—
          Gains and losses (realized and unrealized) for Level 3 recurring items are included in total revenue on the Consolidated Statements of Operations. Settlements represent cash settlements of contracts during the period, which are included in total revenue on the Consolidated Statements of Operations.

     Transfers in and/or out represent existing assets or liabilities that were either previously categorized as a higher level for which the inputs to the model became unobservable or assets and liabilities that were previously classified as Level 3 for which the lowest significant input became observable during the period. There were no transfers in or out of Level 3 during the periods presented.
Fair Value on a Nonrecurring Basis
     On January 1, 2009, the Company adopted the provisions of FASB ASC 820 for non-financial assets and liabilities, which were delayed by FASB ASC 820-10-15. Therefore, the Company adopted the provisions of FASB ASC 820 for its AROs. The Company uses fair value measurements on a nonrecurring basis in its AROs. These liabilities are recorded at fair value initially and assessed for revisions periodically thereafter. The lowest level of significant inputs for fair value measurements for ARO liabilities are Level 3. A reconciliation of the beginning and ending balances of the Company’s ARO is presented in Note 3, in accordance with FASB ASC 410-20. New assets and liabilities measured at fair value during the nine months ended September 30, 2009 include:

Fair Value Measurements Using:
		Quoted	Significant
		Prices in	Other	Significant
		Active	Observable	Unobservable
	Total Fair	Markets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)
(in thousands)
Assets:
Asset retirement costs	$11	$—	$—	$11

Liabilities:
Asset retirement obligations — current	$—	$—	$—	$—
Asset retirement obligations — long-term	11	—	—	11
12. SUBSEQUENT EVENTS
     Chapter 11 Cases - On October 1, 2009, the Debtors filed the Chapter 11 Cases for reorganization relief under Chapter 11 of Title 11 of the Bankruptcy Code. The Chapter 11 Cases are being jointly administered under the caption “In re: Edge Petroleum Corporation, et al.,” Case No. 09-20644(RSS).
     The Debtors remain in possession of their assets, and will continue to manage and operate their businesses and properties as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with Bankruptcy Code Sections 1107 and 1108 and other applicable provisions of the Bankruptcy Code, which require, among other things, Bankruptcy Court approval of certain matters outside the ordinary course of business. During the bankruptcy process, with the consent of the Pre-petition Lenders and the approval of the Bankruptcy Court, the Company intends to use cash flow from operations to provide working capital and financial resources necessary to allow business operations to continue at a minimal level, including meeting obligations to employees and certain vendors, customers and others.
     While no trustee, examiner, or official committee has been appointed, there can be no assurance that the Debtors will remain in possession of their assets and control of their businesses as debtors-in-possession and that a trustee will not be appointed to operate the businesses of the Debtors. The Debtors’ current business relationships and arrangements, and the Debtors’ ability to negotiate future business arrangements may be adversely affected by the filing of the Chapter 11 Cases.

     On the Filing Date, the Company filed motions for an order granting authority to sell the Equity Interests, establishing bidding and auction procedures pursuant to Bankruptcy Code Sections 105, 363, 365 and 1123(b), designating the Proposed Purchaser as the “stalking horse bidder”, approving the Break-Up Fee and the Expense Reimbursement and setting a hearing date to approve the sale of the Equity Interests. After entry of the bid procedures order approving the bidding and auction process for all of the Equity Interests, or substantially all of the Debtors’ assets, the Debtors intend to engage in an auction process with any and all interested parties. The Company intends to request the Bankruptcy Court to approve the sale to the highest and best bid at the auction.
     The Company has filed the Plan, which is subject to confirmation by the Bankruptcy Court and the approval of at least one of the impaired classes. The Company expects the Bankruptcy Court to enter a ruling on the Plan in December 2009. There can be no assurance that the Plan will be acceptable to the Company’s creditors or confirmed by the Bankruptcy Court, or that the Disclosure Statement will be approved by the Bankruptcy Court. Accordingly, all information contained in the Plan and the Disclosure Statement is subject to change, whether as a result of amendments or supplements thereto, actions of third parties or otherwise.
     NASDAQ Actions — On October 2, 2009, the Company received the Notice from the NASDAQ that the Company’s common stock and Convertible Preferred Stock would be delisted from the NASDAQ at the opening of business on October 13, 2009 pursuant to the NASDAQ’s Listing Rules 5100, 5110(b) and IM-5100-1, and that a Form 25-NSE would be filed with the SEC, which would remove the Company’s securities from listing and registration on the NASDAQ. According to the Notice, the determination to delist the Company’s securities was based on (i) the announcement by the Company on October 2, 2009 that it and each of its subsidiaries have filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code and the associated public interest concerns raised by such bankruptcy petitions; (ii) concerns regarding the residual equity interest of the existing listed securities holders; and (iii) concerns about the Company’s ability to sustain compliance with all requirements for continued listing on the NASDAQ.
     The Company decided not to appeal the NASDAQ’s determination to a Hearings Panel, pursuant to the procedures set forth in the NASDAQ’s Listing Rule 5800 Series and the Company did not take any further action to appeal the NASDAQ’s decision, and therefore the Company’s securities were delisted on October 13, 2009.
13. COMMITMENTS AND CONTINGENCIES
     Delivery Commitments — During 2007, the Company executed a gas gathering and compression services agreement with Frontier Midstream, LLC (“Frontier”). Following execution of such agreement, Frontier expedited the installation of the Rose Bud system in White County, Arkansas, including the high and low pressure gathering lines, dehydration, compression and the interconnect with Ozark, in order to accommodate the Company’s desire to be able to deliver natural gas as soon as its wells were completed. At the time of signing the contract, the Company had completed and tested two productive wells in the Moorefield shale. The Rose Bud system was installed, operational and ready to receive the Company’s production in June 2007. The contract minimum commitment to Frontier is 2.7 Bcf over a three-year period for the pipeline interconnect. This line carries a $0.29 per Mcf deficiency rate, for a total commitment for the pipeline of approximately $0.8 million. The Company has delivered approximately $75,500 of this commitment through September 30, 2009. In addition to the pipeline, Frontier also built and installed lateral gathering lines to eight locations. The remaining commitment on these laterals is approximately $1.3 million, for a total potential liability of approximately $2.0 million to be paid by June 2010 if the minimum volumes are not delivered. The Company recorded a long-term liability for the aggregate amount of $2.0 million in the fourth quarter of 2008, which is revised monthly as volumes produced reduce the liability. This liability was reclassified to current during the third quarter of 2009 as a result of the maturity date being less than 12 months away. Although the Company believes there is the potential to develop this area and increase production, it does not currently have sufficient liquidity to ensure that this occurs in the timeframe required by the gas gathering and compression services agreement with Frontier. The Company expects that the Chapter 11 Cases may have a significant impact on this agreement.

     During 2008, the Company executed an agreement with Integrys Energy Services (“Integrys”) related to the construction and installation of a pipeline connecting the Company’s Slick State properties to its Bloomberg properties in order to secure more advantageous plant processing, transportation and gathering fees and access to gas markets. The pipeline system was installed, operational and ready to redirect the production in September 2008. The amount due Integrys related to this agreement is $550,000 plus 8% interest per annum, for a total liability of approximately $0.6 million. The Company has delivered approximately $231,100 of this amount through September 30, 2009. The Company expects that the Chapter 11 Cases may have a significant impact on this agreement. This agreement was terminated by Integrys on October 31, 2009.
     This contract is not considered a derivative, but has been designated as an annual sales contract under FASB ASC 815-10-15.
     Contingencies — From time to time the Company is a party to various legal proceedings arising in the ordinary course of business. While the outcome of lawsuits cannot be predicted with certainty and will be impacted by the Company’s Chapter 11 Cases, the Company is not currently a party to any proceeding that it believes, if determined in a manner adverse to the Company, could have a material adverse effect on the Company’s financial condition, results of operations or cash flows except as set forth below.
     David Blake, et al. v. Edge Petroleum Corporation — On September 19, 2005, David Blake and David Blake, Trustee of the David and Nita Blake 1992 Children’s Trust, filed suit against the Company in state district court in Goliad County, Texas alleging breach of contract for failure and refusal to transfer overriding royalty interests to plaintiffs in several leases in the Nita and Austin prospects in Goliad County, Texas and failure and refusal to pay monies to Blake pursuant to such overriding royalty interests for wells completed on the leases. The plaintiffs seek relief of (1) specific performance of the alleged agreement, including granting of overriding royalty interests by the Company to Blake; (2) monetary damages for failure to grant the overriding royalty interests; (3) exemplary damages for his claims of business disparagement and slander; (4) monetary damages for tortious interference; and (5) attorneys’ fees and court costs. Venue of the case was transferred to Harris County, Texas by agreement of the litigants. The Company’s subsidiaries, Edge Petroleum Exploration Company, Edge Petroleum Operating Company and Edge Petroleum Production Company, were also added as defendants. The Company filed a counterclaim against plaintiff and joined various related entities that are controlled by Blake, seeking lease interests in which the Company contends it has been wrongfully denied participation and also claim that proprietary information was misappropriated. The parties have moved for summary judgment on each other’s claims and counterclaims, which the trial court has denied as to both sides. In November 2007, the Company filed a separate motion for summary judgment based on the statute of frauds and; the court has not yet ruled on this separate motion. In June 2008, the Plaintiffs filed a Sixth Amended Petition conditionally adding claims for certain prospects that had been previously settled by means of a Compromise and Settlement Agreement (the “Settlement Agreement”), entered in settlement of prior litigation among some of the parties, but only to the extent that rescission of the prior Settlement Agreement was being sought by the Company. The Company is not seeking rescission of the prior Settlement Agreement and responded accordingly in its Fourth Amended Original Counterclaim and Claims Against Additional Parties filed on October 16, 2008. On October 17, 2008, the Plaintiffs filed their Seventh Amended Petition adding a claim for breach of the Settlement Agreement. In December 2008, one of the Blake counter-defendants filed a motion to arbitrate, which motion has not been heard by the court. The Company has responded and will continue to respond aggressively to this lawsuit, and believe it has meritorious defenses and counterclaims. In October 2009, the Company filed a suggestion of bankruptcy in this case.
     Mary Jane Carol Trahan Champagne, et al. v. Edge Petroleum Exploration Company, et al. — On September 19, 2008 the Company was sued in state district court in Vermilion Parish, Louisiana by Mary Jane Trahan, Carol Trahan Champagne and 29 other plaintiffs alleging breach of obligations under mineral leases in Vermilion Parish regarding the Trahan No. 1 well and the Trahan No. 3 well (MT RC SUB reservoir). Plaintiffs are seeking unspecified damages for lost revenue, lost royalties and devaluation of property interest sustained as a result of the defendants’ alleged negligent and improper drilling operations on the Trahan No. 1 well and the Trahan No. 3 well, including alleged failure to prevent underground water from flooding and destroying plaintiffs’ portion of the reservoir beneath plaintiffs’ property. Plaintiffs also allege defendants failed to “block squeeze” sections of the Trahan No. 3 well as would a prudent operator. This lawsuit, previously removed from the state court to the federal district court for the Western District of Louisiana, Lafayette Division, has been remanded to state court. The Company’s insurance carrier has retained counsel to represent the Company in this matter. The Company filed certain peremptory challenges and exceptions to the Plaintiffs’ petition, including prematurity, no cause of action and prescription. Except for the prescription challenge, these motions were overruled by the court in May 2009. The Company has not established a reserve with respect to this claim and it is not possible to determine what, if any, its ultimate exposure might be in this matter. The Company intends to vigorously defend itself in this lawsuit. In October 2009, the Company filed with the court a notice of stay due to bankruptcy.
     John Lemke, et al. v. Edge Petroleum Corporation — In October 2008, the Company was sued in state district court in Harris County, Texas over an alleged contract to receive a royalty in certain areas in South Louisiana.
The Company, along with the Plaintiffs, settled the dispute in June 2009 by agreement pursuant to which the Plaintiffs received $17,500 in return for a full release of all claims and a dismissal of the lawsuit.
     Lara Energy, Inc. v. Edge Petroleum Corporation — In June 2009, the Company was sued in state district court in Harris County, Texas by a working interest co-owner in the Chapman Ranch prospect located in Nueces County, Texas. Plaintiff alleges various theories of causes of action, including breach of contract, breach of duty of good faith and fair dealing, negligent misrepresentation, improper acquisition of leases and seismic data, fraudulent inducement and other causes of action. The Company believes it has done nothing wrong and has honored the contracts with the Plaintiff that govern operations in the Chapman Ranch prospect. The Company filed an answer and intends to vigorously defend itself. In October 2009, the Company filed a suggestion of bankruptcy in this case.
     Encinitas Ranch et al v. ExxonMobil Corporation, et al. — This lawsuit was originally filed in state district court in Brooks County, Texas, against ExxonMobil, Chevron USA and other defendants alleging numerous causes of action relating to Plaintiffs’ lands going back several decades, including damage to the surface, improperly abandoned equipment, spills, contamination, trespass, failure to maintain facilities, improper or untimely payment of royalties, breach of express and implied covenants, and various acts of negligence, including an alleged incident regarding a fire that occurred on the ranch in 2008. Plaintiffs amended their petition in May 2008 to name additional defendants, including the Company. The Company has a non-operating interest in the Encinitas Ranch, and has never operated the wells or lease in Brooks County, Texas, covering Plaintiffs’ land. The Company’s liability insurance carrier is providing a defense to this matter under a reservation of rights, and has retained local counsel for us and filed an answer on our behalf. No trial date has been set. The Company believes it has meritorious defenses to this litigation and intends to vigorously defend itself. In October 2009, the Company filed a suggestion of bankruptcy in this case.
     In re: Edge Petroleum Corporation, et al. - On October 1, 2009, the Company and its subsidiaries, Edge Petroleum Exploration Company, Miller Exploration Company, Edge Petroleum Operating Company, Inc., Edge Petroleum Production Company and Miller Oil Corporation, filed voluntary petitions (the “Bankruptcy Cases”) for reorganization relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101 et. seq., as amended (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division (the “Bankruptcy Court”). The Bankruptcy Cases are being jointly administered under the caption “In re: Edge Petroleum Corporation, et al.,” Case No. 09-20644(RSS). The Company intends to continue to operate its business as a debtor-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. The Bankruptcy Cases are discussed in greater detail in Note 12.